As filed with the Securities and Exchange Commission on November 9, 2018.

Registration Statement No. 333-227866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

YOUNGEVITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	5961	90-0890517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2400 Boswell Road
Chula Vista, California 91914
(619) 934-3980
 (Address and telephone number of registrant’s principal executive offices)

Stephan Wallach
Chief Executive Officer
Youngevity International, Inc.
2400 Boswell Road
Chula Vista, California 91914
(619) 934-3980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq. Hank Gracin, Esq. Patrick J. Egan, Esq. Gracin & Marlow, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 (212) 907-6457

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall ﬁle a further amendment which speciﬁcally states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2018
PROSPECTUS

YOUNGEVITY INTERNATIONAL, INC.

3,173,583 Shares of Common Stock

This prospectus relates to the resale by our securityholders that acquired securities or agreed to acquire securities in our private placement consummated (i) in August, September and October 2018 (the “PIPE Selling Stockholders”), of up to 630,526 shares (the “Common Shares”) of our common stock, par value $0.001 per share (the “Common Stock”); (ii) 150,000 shares of our Common Stock (the “Advisory Shares”); (iii) 630,526 shares of our Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “PIPE Warrants”); and (iv) 367,805 shares of our Common Stock (the “True-Up Shares”) issuable in the event of a decrease of in our closing stock price, all in accordance with the terms of the purchase agreements that we entered into with each PIPE Selling Stockholder (the “Purchase Agreements”). Each of the PIPE Selling Stockholders had a substantive pre-existing relationship with us.

In addition, this prospectus relates to the resale by our securityholders that acquired securities in August, September and October 2018 in our best efforts offering, of Series C convertible Preferred stock (the “Series C Preferred Selling Stockholders”), of up to 1,394,726 shares (the “Series C Common Shares”) of our Common Stock issuable upon conversion of our Series C preferred stock, par value $0.001 per share (the “Series C Preferred Shares”).

The Common Shares, the Advisory Shares, the Warrant Shares, the Series C Common Shares, and the True-Up Shares are herein collectively referred to as the “Shares”. The PIPE Selling Stockholders and the Series C Preferred Selling Stockholders are together referred to as the “Selling Stockholders”.

Of the Shares being offered by the PIPE Selling Stockholders, (i) 315,263 Common Shares and 75,000 Advisory Shares were issued to the PIPE Selling Stockholders on the date that we entered into the Purchase Agreements with each PIPE Selling Stockholder, (ii) 315,263 Common Shares and 75,000 Advisory Shares will be issued to the PIPE Selling Stockholders pursuant to the terms of the Purchase Agreements after the date that this registration statement is declared effective by the Securities and Exchange Commission (the “SEC”) and (iii) PIPE Warrants to purchase 630,526 Warrant Shares were issued to the PIPE Selling Stockholders on the date that we entered into the Purchase Agreements with each PIPE Selling Stockholder (half of the Warrant Shares vested on issuance and the other half will vest on the date that this registration statement is declared effective by the SEC).

The Series C Preferred Shares were issued pursuant to the terms of the Series C Preferred Stock purchase agreements (the “Series C Preferred Stock Purchase Agreements). Please refer to the section of this prospectus entitled the “The Purchase Transaction” for a description of the Purchase Agreements, the PIPE Warrants and the Warrant Shares, and the section entitled “Preferred Shares Transaction” for a description of the Series C Preferred Stock and the Series C Common Shares and the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are not selling any Shares in this offering. We, therefore, will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We will, however, receive proceeds from the sale of Common Shares and Advisory Shares after this registration statement is declared effective by the SEC pursuant to the Purchase Agreements and upon exercise of the PIPE Warrants, if exercised on a cash basis.

We have paid and will pay the expenses incurred in registering the Shares, including legal and accounting fees. See “Plan of Distribution.”

The Selling Stockholders may sell the Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the Shares being registered pursuant to this prospectus. The Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “YGYI.” On November 8, 2018, the last reported sale price of our Common Stock on the NASDAQ Capital Market was $8.80 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of our common stock. The prices at which the Selling Stockholders may sell the Shares in this offering will be determined by the prevailing market price for the shares of our Common Stock or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the Shares being registered pursuant to this prospectus. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves various risks. See “Risk Factors” contained herein for more information on these risks. Additional risks will be described in the related prospectus supplements under the heading “Risk Factors.” You should review that section of the related prospectus supplements for a discussion of matters that investors in our securities should consider.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2018

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  The registration statement can be read at the SEC website or at the SEC’s offices listed under the heading “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

Company References

In this prospectus, “Youngevity,” “the Company,” “we,” “us,” and “our” refer to Youngevity International, Inc., a Delaware corporation, unless the context otherwise requires.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Documents by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities.

Our Business

Overview

We operate in two segments: the direct selling segment where products are offered through a global distribution network of preferred customers and distributors and the commercial coffee segment where products are sold directly to businesses.

In the direct selling segment, we sell health and wellness products on a global basis and offer a wide range of products through an international direct selling network of independent distributors. Our multiple independent selling forces sell a variety of products through friend-to-friend marketing and social networking.

We also engage in the commercial sale of coffee. We own a traditional coffee roasting business, CLR, that sells roasted and unroasted coffee and produces coffee under its own Café La Rica brand, Josie’s Java House brand and Javalution brands. CLR produces coffee under a variety of private labels through major national sales outlets and major customers including cruise lines and office coffee service operators. During fiscal 2014 CLR acquired the Siles Plantation Family Group, a coffee plantation and dry-processing facility located in Matagalpa, Nicaragua, an ideal coffee growing region that is historically known for high quality coffee production. The dry-processing facility is approximately 26 acres and the plantation is approximately 500 acres and produces 100 percent Arabica coffee beans that are shade grown, Rainforest Alliance Certified™ and Fair Trade Certified™. The plantation, dry-processing facility and existing U.S. based coffee roaster facilities allows CLR to control the coffee production process from field to cup.

We conduct our operations primarily in the United States. For the three months ended June 30, 2018 and 2017 approximately 14% and 10%, respectively, of our sales were derived from sales outside the United States. For the six months ended June 30, 2018 and 2017 approximately 14% and 10%, respectively, of our sales were derived from sales outside the United States.

Direct Selling Segment - In the direct selling segment we sell health and wellness, beauty product and skin care, scrap booking and story booking items, packaged food products, other service-based products and more recently our Hemp FXTM hemp-derived cannabinoid products on a global basis and offer a wide range of products through an international direct selling network. Our direct sales are made through our network, which is a web-based global network of customers and distributors. Our independent sales force markets a variety of products to an array of customers, through friend-to-friend marketing and social networking. We consider our company to be an e-commerce company whereby personal interaction is provided to customers by our independent sales network. Initially, our focus was solely on the sale of products in the health, beauty and home care market through our marketing network; however, we have since expanded our selling efforts to include a variety of other products in other markets. Our direct selling segment offers more than 5,500 products to support a healthy lifestyle.

Since 2010 we have expanded our operations through a series of acquisitions of the assets of other direct selling companies including their product lines and sales forces. We have also substantially expanded our distributor base by merging the assets that we have acquired under our web-based independent distributor network, as well as providing our distributors with additional new products to add to their product offerings.

Set forth below is information regarding each of our acquisitions since 2012.

Business	Date of Acquisition	Product Categories

ViaViente	March 1, 2018	Nutritional Supplements
Nature Direct	February 12, 2018	A manufacturer and distributor of essential-oil based nontoxic cleaning and care products for personal, home and professional use
BeautiControl, Inc.	December 13, 2017	Cosmetic and Skin Care Products
Future Global Vision, Inc.	November 6, 2017	Nutritional Supplements and Automotive Fuel Additive Products
Sorvana International, LLC (FreeLife International, Inc.)	July 1, 2017	Health and wellness products
Ricolife, LLC	March 1, 2017	Teas
Bellavita Group, LLC	March 1, 2017	Health and Beauty Products
Legacy for Life, LLC	September 1, 2016	Nutritional Supplements
Nature’s Pearl Corporation	September 1, 2016	Nutritional Supplements and Skin Care Products
Renew Interest, LLC (SOZO Global, Inc.)	July 29, 2016	Nutritional Supplements and Skin Care Products
South Hill Designs Inc.	January 20, 2016	Jewelry
PAWS Group, LLC	July 1, 2015	Pet treats
Mialisia & Co., LLC	June 1, 2015	Jewelry
JD Premium LLC	March 4, 2015	Dietary Supplement Company
Sta-Natural, LLC	February 23, 2015	Vitamins, Minerals and Supplements for families and their pets
Restart Your Life, LLC	October 1, 2014	Dietary Supplements
Beyond Organics, LLC	May 1, 2014	Organic Food and Beverages
Good Herbs, Inc.	April 28, 2014	Herbal Supplements
Biometics International, Inc.	November 19, 2013	Liquid Supplements
GoFoods Global, LLC	October 1, 2013	Packaged Foods
Heritage Markers, LLC	August 14, 2013	Digital Products
Livinity, Inc.	July 10, 2012	Nutritional Products
GLIE, LLC (DBA True2Life)	March 20, 2012	Nutritional Supplements

Coffee Segment - We engage in the commercial sale of one of our products, our coffee through our subsidiary CLR Roasters, LLC (“CLR”). We own a traditional coffee roasting business that produces coffee under its own Café La Rica brand, Josie’s Java House Brand and Javalution brands. CLR produces a variety of private labels through major national sales outlets and to major customers including cruise lines and office coffee service operators, as well as through our distributor network. CLR was established in 2001 and is our wholly-owned subsidiary. CLR produces and markets a unique line of coffees with health benefits under the JavaFit® brand which is sold directly to consumers. In April 2017, CLR reached an agreement with Major League Baseball's Miami Marlins to feature CLR’s Café La Rica Gourmet Espresso coffee as the “Official Cafecito of the Miami Marlins” at Marlins Park in Miami, Florida.

Our roasting facility is located in Miami, Florida, is 50,000 square foot and is SQF Level 2 certified, which is a stringent food safety process that verifies the coffee bean processing plant and distribution facility is in compliance with Certified HACCP (Hazard Analysis, Critical Control Points) food safety plans.

In March 2014, we expanded our coffee segment and started our new green coffee business with CLR’s acquisition of Siles Plantation Family Group, which is a wholly-owned subsidiary of CLR located in Matagalpa, Nicaragua. Siles Plantation Family Group includes “La Pita,” a dry-processing facility on approximately 26 acres of land and “El Paraiso,” a coffee plantation consisting of approximately 500 acres of land and thousands of coffee plants which produces 100 percent Arabica coffee beans that are shade grown, Organic, Rainforest Alliance Certified™ and Fair Trade Certified™.

The plantation and dry-processing facility allows CLR to control the coffee production process from field to cup. The dry-processing plant allows CLR to produce and sell green coffee to major coffee suppliers in the United States and around the world. CLR has engaged a husband and wife team to operate the Siles Plantation Family Group by way of an operating agreement. The agreement provides for the sharing of profits and losses generated by the Siles Plantation Family Group after certain conditions are met. CLR has made substantial improvements to the land and facilities since 2014. The 2018 harvest season was completed during May 2018 and the 2019 harvest season is expected to be completed during the second quarter of 2019.

On July 31, 2018, CLR entered into a 5-year contract for the sale and processing of over 41 million pounds of green coffee on an annual basis. Revenue for this contract covers the period 2019 through 2023 with first shipments beginning as early as fourth quarter 2018.

Recent Events

On July 25, 2018, CLR entered into a 5-year contract for the sale and processing of over 41 million pounds of green coffee on an annual basis. Revenue for this contract covers the period 2019 through 2023 with first shipments expected to begin in January of 2019.

At our August 2018 Convention held in San Diego, California, we announced our new Hemp FXTM hemp-derived cannabinoid product line.  We are currently selling five products in this product line, all of which contain a proprietary hemp-derived cannabinoid oil as well as herbs, minerals and antioxidants and each of which contains less than 0.3% THC. The products are manufactured domestically and sold by our distributors in the 46 states that have not prohibited sales of hemp-derived products. See the risk factor “New legislation or regulations which impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products could harm our business, results of operations, financial condition and prospects” for a discussion regarding certain risks specific to these products.

Industry Overview

We are engaged in two industries, the direct selling industry and the coffee industry.

Direct Selling Industry

Direct selling is a business distribution model that allows a company to market its products directly to consumers by means of independent contractors and relationship referrals. Independent, unsalaried salespeople, referred to as distributors, represent us and are awarded a commission based upon the volume of product sold through each of their independent business operations.

The World Federation of Direct Selling Association (“WFDSA”) reported in its “2017 Global Sales by Product Category” that the fastest growing product was Wellness followed by Cosmetics & Personal Care, representing 66% of retail sales. Top product categories that continue to gain market share: home and family care/durables, personal care, jewelry, clothing, leisure/educations. Wellness products include weight-loss products and dietary supplements. In the United States, as reported by The Direct Selling Association (“DSA”), 18.6 million people were involved in direct selling in 2017, a decrease of 1.8% compared to 2016. Estimated direct retail sales for 2017 was reported by the DSA’s 2018 Growth & Outlook Report to be $34.9 billion compared to $35.54 billion in 2017.

Coffee Industry

Our coffee segment includes coffee bean roasting and the sales of green coffee beans. Our roasting facility, located in Miami, Florida, procures coffee primarily from Central America. Our green coffee business procures coffee from Nicaragua by way of growing our own coffee beans and purchasing green coffee beans directly from other farmers. CLR sells coffee to domestic and international customers, both green and roasted coffee.

The United States Department of Agriculture (“USDA”) reported in its June 2018 “Coffee: World Markets and Trade” report for the 2018/19 Forecast Overview that world coffee production is forecasted to be 11.4 million bags higher than the previous year at a record of 171.2 million bags, and that global consumption is forecasted at a record of 163.2 million bags. The report further indicated that for 2019, Central America and Mexico are forecasted to contribute 20.3 million bags of coffee beans and more than 45% of the exports are destined to the European Union and approximately 33% to the United States. The United States imports the second-largest amount of coffee beans worldwide and is forecasted at 27 million bags in 2019. In addition, in the USDA’s June 2017 report, it was anticipated that world exports of green coffee would remain steady totaling 111 million bags in 2018.

Emerging Growth Company

We are an emerging growth company under the JOBS ACT, which was enacted in April 2012. We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more;
(b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;
(c)	the date on which we have issued more than $1.0 billion in non-convertible debt, during the previous 3-year period, issued; or
(d)	the date on which we are deemed to be a large accelerated filer

As an emerging growth company we are subject to reduced public company reporting requirements and are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires the shareholder approval, on an advisory basis, of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our Corporate History

Youngevity International, Inc., formerly AL International, Inc., founded in 1996, operates through two segments including the following wholly-owned domestic subsidiaries: AL Global Corporation, which operates our direct selling networks, CLR Roasters, LLC (“CLR”), our commercial coffee business, 2400 Boswell LLC, MK Collaborative LLC, Youngevity Global LLC and the wholly-owned foreign subsidiaries: Youngevity Australia Pty. Ltd., Youngevity NZ, Ltd., Siles Plantation Family Group S.A. (“Siles”), located in Nicaragua, Youngevity Mexico S.A. de CV, Youngevity Israel, Ltd., Youngevity Russia, LLC, Youngevity Colombia S.A.S, Youngevity International Singapore Pte. Ltd., Mialisia Canada, Inc. and Legacy for Life Limited (Hong Kong). We also operate through the BellaVita Group LLC, with operations in Taiwan, Hong Kong, Singapore, Indonesia, Malaysia and Japan. We also operate subsidiary branches of Youngevity Global LLC in the Philippines and Taiwan.

On July 11, 2011, AL Global Corporation, a privately held California corporation (“AL Global”), merged with and into a wholly-owned subsidiary of Javalution Coffee Company, a publicly traded Florida corporation (“Javalution”). After the merger, Javalution reincorporated in Delaware and changed its name to AL International, Inc. In connection with this merger, CLR, which had been a wholly-owned subsidiary of Javalution prior to the merger, continued to be a wholly-owned subsidiary of AL International, Inc. CLR operates a traditional coffee roasting business, and through the merger we were provided access to additional distributors, as well as added the JavaFit® product line to our network of direct marketers.

Effective July 23, 2013, we changed our name from AL International, Inc. to Youngevity International, Inc.

On June 7, 2017, an amendment to our Certificate of Incorporation became effective which effectuated: (i) a 1-for-20 reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock; (ii) a decrease in the number of shares of (a) common stock authorized from 600,000,000 to 50,000,000 and (b) preferred stock authorized from 100,000,000 to 5,000,000.

 Our Corporate Headquarters

Our corporate headquarters are located at 2400 Boswell Road, Chula Vista, California 91914. This is also the location of our operations and distribution center. The facility consists of a 59,000 square foot Class A single use building that is comprised 40% of office space and the balance is used for distribution.

Our telephone number is (619) 934-3980 and our facsimile number is (619) 934-3205.

Available Information

Since June 21, 2017, our common stock has been listed on the NASDAQ Capital Market under the symbol “YGYI.” From June 2013 until June 2017, our Common Stock had been traded on the OTCQX Marketplace operated by the OTC Markets Group under the symbol “YGYI.”

Additional information about our company is contained at our website, http://www.youngevity.com. Information contained on our website is not incorporated by reference into, and does not form any part of, this registration statement. We have included our website address as a factual reference and do not intend it to be an active link to our website. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after those reports are electronically filed with, or furnish it to, the SEC. The following Corporate Governance documents are also posted on our website: Code of Business Conduct and Ethics and the Charters for the Audit Committee and Compensation Committee. Our phone number is (619) 934-3980 and our facsimile number is (619) 934-3205.

RISK FACTORS

You should consider carefully the risks discussed below and the risks discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2017 and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Exchange Act, each of which is incorporated by reference in this prospectus in its entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. If any of these events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment.

The sale of additional Common Shares and Advisory Shares to the PIPE Selling Stockholders, the exercise of the PIPE Warrants and Preferred Stock Warrants and the conversion of the Series C Preferred Shares may cause dilution. The sale of the Shares acquired by the Selling Stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

In August, September and October 2018, we entered into the Purchase Agreements with the PIPE Selling Stockholders., pursuant to which the PIPE Selling Stockholders, have committed to purchase an aggregate of 630,526 Common Shares and an aggregate of 150,000 Advisory Shares. In addition, each Purchase Agreement provides that in the event that the average of the 15 lowest closing prices for our Common Stock during the period beginning on date of execution of such Purchase Agreement and ending on the date 90 days from the effective date of the registration statement that includes this prospectus is less than $4.75 per share, we will be required to issue additional Common Shares to the PIPE Selling Stockholders. The additional Common Shares and Advisory Shares that are to be sold pursuant to the Purchase Agreements in the future will be sold, commencing after the SEC has declared effective the registration statement that includes this prospectus.

In August, September and October 2018, we entered into the Series C Preferred Stock Purchase Agreement with 54 accredited investors pursuant to which we sold 697,363 Series C Preferred Shares initially convertible into 1,394,726 shares of our Common Stock and agreed to issue warrants (the “Preferred Stock Warrants”) to purchase up to 1,394,726 shares of our Common Stock upon conversion of the Series C Preferred Shares prior to the two-year anniversary of their issuance. In the event the average of the daily volume-weighted average price of the Common Stock for the 30 days preceding the two-year anniversary date of issuance is $6.00 or higher each Series C Preferred Shares automatically converts initially into two (2) shares of Common Stock.

The issuance of additional shares of our Common Stock pursuant to the terms of the Purchase Agreements, exercise of the PIPE Warrants and Preferred Stock Warrants and conversion of the Series C Preferred Shares may cause dilution. Depending on market liquidity at the time, sales of the Shares may cause the trading price of our Common Stock to fall.

The Selling Stockholders may pay less than the then-prevailing market price for our Common Stock.

The Common Shares to be issued to the PIPE Selling Stockholders pursuant to the Purchase Agreements will be purchased at $4.75, which may be less than the prevailing prices. The Preferred Stock Warrants to be issued to the holders of the Series C Preferred Shares that convert their shares of Series C Preferred Shares prior to the two-year anniversary of their issuance will be issued for no additional consideration. If the price of the Common Stock is more than the price of the Common Shares, the exercise price of the PIPE Warrants or the Preferred Stock Warrants or the conversion price of the Series C Preferred Shares, the Selling Stockholders have a financial incentive to sell the Shares immediately upon receiving the Shares to realize the profit equal to the difference between the discounted price and the market price. If the Selling Stockholders sell the Shares, the price of our Common Stock could decrease.

The issuance of shares of the Series C Common Shares upon conversion of the Series C Preferred Shares would reduce the relative voting power of holders of our Common Stock, would dilute the ownership of such holders and may adversely affect the market price of our Common Stock.

The Series C Preferred Shares have no voting rights but each Series C Preferred Share is currently convertible into two Series C Common Shares. Conversion of the Series C Preferred Stock to Series C Common Shares would dilute the ownership interest of existing holders of our Common Stock, and any sales in the public market of the Common Stock issuable upon conversion of the Series C Preferred Stock could adversely affect prevailing market prices of our Common Stock. Sales by such holders of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

The holders of Series C Preferred Shares have rights, preferences and privileges that are not held by, and are preferential to, the rights of our holders of Common Stock.

Upon our liquidation, dissolution or winding up, the holders of the Series C Preferred Shares are entitled to receive dividends and payments upon our liquidation or winding up prior to any amounts paid to our holders of Series A Preferred Stock or Common Stock and pari passu with the holders of our Series B Preferred Stock. These provisions may make it more costly for a potential acquirer to engage in a business combination transaction with us. Provisions that have the effect of discouraging, delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our Common Stock.

In addition, the holders of the Series C Preferred Shares also have certain redemption and conversion rights.

Our obligations to the holders of Series C Preferred Shares could limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on our financial condition. These preferential rights could also result in divergent interests between the holders of shares of the Series C Preferred Shares and holders of our Common Stock.

The redemption right of the holders of the Series C Preferred Shares may result in the use of our cash for purposes other than growing our business.

The terms of the Series C Preferred Shares provide the holders with the right to require us to redeem the stock at a price equal to its original purchase price plus all accrued but unpaid dividends in the event the average of the daily volume weighted average price of the Common Stock for the 30 days preceding the two-year anniversary date of issuance is less than $6.00. This feature may have the effect of depleting our cash.

New legislation or regulations which impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products could harm our business, results of operations, financial condition and prospects.

Currently, we derive a small percent of our revenue from the sale of hemp-derived products. Although we believe that the sales of our hemp-derived products are in compliance with all applicable regulations since all of our products that contain hemp, contain less than 0.3% THC content and are sold only in states in the United States that have not prohibited the sale of hemp products, new legislation or regulations may be introduced at either the federal and/or state level which, if passed, could impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products, such as our Hemp FX™ CBD oil products. New legislation or regulations may also require the reformulation, elimination or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials, and it is possible that the costs of complying with these new regulatory requirements could be material.

“Marijuana” is illegal under the federal Controlled Substances Act (CSA). The federal Agricultural Act of 2014, along with the corresponding Consolidated Appropriations Act of 2016 provisions (as extended by resolution into 2018), provide for the cultivation of industrial hemp for purposes of research as part of agricultural pilot programs adopted by individual states. The uncertainty of conflicting interpretations of these legislative authorities, as they relate to the federal Controlled Substance Act’s provisions relating to the cultivation of “marijuana,” presents a substantial risk to the success and ongoing viability of the hemp industry in general and our ability to offer and market hemp-derived products. If federal or state regulatory authorities were to determine that that industrial hemp and derivatives could be treated by federal and state regulatory authorities as “marijuana”, we could no longer offer our Hemp FX™ CBD oil products legally and could potentially be subject to regulatory action. Although we are unaware of any enforcement actions to date against the sale of hemp-related products, such as our products that contain less than 0.3% THC content, any enforcement action could be detrimental to our business. Violations of United States federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by the United States federal government including but not limited to disgorgement of profits, cessation of business activities or divestiture. Any such actions could have a material adverse effect on our business.

The U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”) and their state-level equivalents, also possess broad authority to enforce the provisions of federal and state law, respectively, applicable to consumer products and safeguards as such relate to foods, dietary supplements and cosmetics, including powers to issue a public warning or notice of violation letter to a Company, publicize information about illegal products, detain products intended for import or export (in conjunction with U.S. Customs and Border Protection) or otherwise deemed illegal, request a recall of illegal products from the market, and request the Department of Justice, or the state-level equivalent, to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. or respective state courts. The initiation of any regulatory action towards industrial hemp or hemp derivatives by the FDA, FTC or any other related federal or state agency, would result in greater legal cost to the Company, may result in substantial financial penalties and enjoinment from certain business-related activities, and if such actions were publicly reported, they may have a materially adverse effect on the Company, its business and its results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future growth and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in, or incorporated by reference into, this prospectus for a variety of reasons.

We urge investors to review carefully risks contained in the section of this prospectus entitled “Risk Factors” above as well as other risks and factors identified from time to time in our SEC filings in evaluating the forward-looking statements contained in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained in this document; such statements need to be evaluated in light of all the information contained herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth, or incorporated by reference, in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to Shares that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of Shares by the Selling Stockholders in this offering. However, we may receive gross proceeds of up to $1,497,499 under the Purchase Agreements with the PIPE Selling Stockholders from the purchase by the PIPE Selling Stockholders of the Common Shares and Advisory Shares that the PIPE Selling Stockholders are obligated to purchase under the Purchase Agreements after the registration statement is declared effective. In addition, upon an exercise of the PIPE Warrants issued to the Selling Stockholders for cash, we will receive cash proceeds. See “Plan of Distribution” elsewhere in this prospectus for more information.

DIVIDEND POLICY

We have never paid cash dividends on our Common Stock. Moreover, we do not anticipate paying periodic cash dividends on our Common Stock for the foreseeable future. We intend to use all available cash and liquid assets in the operation and growth of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant. The holders of the Series A Preferred Stock are entitled to receive a cumulative dividend at a rate of 8% per annum, payable annually either in cash or shares of our Common Stock at our election.  The holders of the Series B Preferred Stock are entitled to receive a cumulative dividend at a rate of 5% per annum payable in cash quarterly in arrears on or about the last day of March, June, September and December of each year as of June 30, 2018. The holders of the Series C Preferred Shares are entitled to receive a cumulative dividend at a rate of 6% per annum payable in cash quarterly in arrears on or about the last day of March, June, September and December of each year beginning September 30, 2018.

THE PURCHASE TRANSACTION

In August, September and October 2018, we entered into Purchase Agreements with the PIPE Selling Stockholders all of whom had a substantive pre-existing relationship with us, pursuant to which we sold an aggregate of 315,263 Common Shares at an offering price of $4.75 per share and the PIPE Selling Stockholders agreed to purchase an aggregate of 315,263 Common Shares at an offering price of $4.75 per share on or before the date (the “Second Closing Date”) that is three days from the effectiveness of the registration statement. The gross cash proceeds received by us to date from the closing of the Purchase Transaction was an aggregate of $1,497,499 less $15,000 as an allowance for the PIPE Selling Stockholder’s legal fees and we anticipate receiving additional gross cash proceeds of $1,497,499 after the PIPE Selling Stockholders purchase the additional 315,263 Common Shares that they have agreed to purchase. No commissions or other offering expenses were paid. Pursuant to the Purchase Agreements, we also issued the PIPE Selling Stockholders a three-year warrant (the “Purchase Transaction Warrant”) to purchase an aggregate of 630,526 Warrant Shares at an exercise price of $4.75, of which an aggregate of 315,263 shares are exercisable upon issuance and the remaining 315,263 shares are exercisable any time after the Second Closing Date. The PIPE Warrant contains certain anti-dilution provisions that adjust the exercise price of the PIPE Warrant in connection with a sale of our Common Stock at a price of below $4.75 per share, stock split, stock dividend, stock combination, or our recapitalization. Pursuant to the Purchase Agreements, we also agreed to issue to the PIPE Selling Stockholders an aggregate of 150,000 Common Shares as an advisory fee, of which an aggregate of 75,000 Common Shares have been issued and an aggregate of 75,000 Common Shares are to be issued on the Second Closing Date.

Each Purchase Agreement provides that in the event that the average of the 15 lowest closing prices for our Common Stock during the period beginning on the execution date of such Purchase Agreement (the “Effective Date”) and ending on the date 90 days from the effective date of the registration statement including this prospectus (the “Subsequent Pricing Period”) is less than $4.75 per share, then we will issue to the PIPE Selling Stockholders additional shares of our Common Stock (the “True-up Shares”) within three days from the expiration of the Subsequent Pricing Period, according to the following formula: X= [Purchase Price Paid- (A*B)]/B, where:

X= number of True-up Shares to be issued

A= the number of purchased shares acquired by the PIPE Selling Stockholder

B= the True-up Price

Notwithstanding the foregoing, in no event may the aggregate number of shares issued by us in the Purchase Transaction, including Common Shares issued, Warrant Shares, the Common Shares issued as advisory shares and True-up Shares exceed 8.7% of our issued and outstanding Common Stock as of the effective date of the Purchase Transaction.

We also entered into a Registration Rights Agreement with each PIPE Selling Stockholder pursuant to which we agreed to file a registration statement with the SEC to register the Shares issued at the closing of the Purchase Transaction and the Common Shares issuable at the Second Closing, as well as the True-up Shares.

THE PREFERRED STOCK TRANSACTION

In August, September and October 2018, we entered into the Series C Preferred Stock Purchase Agreement with 54 accredited investors pursuant to which we sold 697,363 Series C Preferred Shares, initially convertible into 1,394,726 shares of our Common Stock, at an offering price of $9.50 per preferred share. The gross proceeds to us were $6,625,000. We paid $344,873 in commissions or offering expenses to the placement agent.

Pursuant to the Series C Preferred Stock Purchase Agreements, we agreed to issue two-year warrants (the “Preferred Stock Warrants”) to purchase up to 1,394,726 shares of our Common Stock (the “Preferred Warrant Shares”) at an exercise price of $4.75 issuable upon exercise to each holder of Series C Preferred Stock that voluntarily converts their Series C Preferred Shares to shares of our Common Stock prior to the two-year anniversary of its issuance. The Preferred Stock Warrant will contain certain anti-dilution provisions that apply in connection with any stock split, stock dividend, stock combination, and our recapitalization.

Pursuant to the terms of a Registration Rights Agreement that we entered into with the holders of the Series C Preferred Shares, we agreed to file a registration statement with the SEC to register the Series C Common Shares.

We have designated 700,000 shares of preferred stock as Series C Preferred Stock and have agreed to pay cumulative dividends on the Series C Preferred Stock from the date of original issue at a rate of 6.0% per annum payable quarterly in arrears on or about the last day of March, June, September and December of each year, beginning September 30, 2018. The Series C Preferred Stock ranks senior to our outstanding Series A Convertible Preferred Stock and our Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up, and pari passu with our outstanding Series B Convertible Preferred Stock. Each share of Series C Preferred Stock is initially convertible at any time, in whole or in part, at the option of the holders, at an initial conversion price of $4.75 per share, into two (2) shares of our Common Stock and automatically converts initially into two (2) shares of our Common Stock in the event the average of the daily volume-weighted average price of our Common Stock for the 30 days preceding the two-year anniversary date of issuance is $6.00 or higher. In addition, each share of Series C Preferred Stock is redeemable at a price equal to its original purchase price plus all accrued but unpaid dividends in the event the average of the daily volume weighted average price of our Common Stock for the 30 days preceding the two-year anniversary date of issuance is less than $6.00. The Series C Preferred Stock has no voting rights.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified below, or its transferee(s), of a total of 3,173,583 Shares issued pursuant to the Purchase Agreements and Series C Preferred Stock Purchase Agreements. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreements, which we entered into with each Selling Stockholder concurrently with our execution of the Purchase Agreements and Series C Preferred Stock Purchase Agreements, pursuant to which we agreed to provide certain registration rights with respect to sales by the Selling Stockholders of the Shares that have been or will be issued to the Selling Stockholders under the Purchase Agreements and Series C Preferred Stock Purchase Agreements.

The table is based on information supplied to us by the Selling Stockholders. The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares that we have sold or will sell to the Selling Stockholders under the Purchase Agreements and Series C Preferred Stock Purchase Agreements. The Shares that may be sold by each Selling Stockholder are shown in the table below under the heading “Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus”.  The Selling Stockholders may sell some, all or none of its Shares.  We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares. The Selling Stockholders, or their partners, pledgees, donees, transferees or other successors that receive the Shares and their corresponding registration in accordance with the registration rights agreement to which the Selling Stockholder is party (each also a Selling Stockholder for purposes of this prospectus), may sell up to all of the Shares shown in the table below under the heading “Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus” pursuant to this Prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the Selling Stockholders are not obligated to sell any of the Shares offered by this prospectus.

The Selling Stockholders have indicated to us that neither they nor any of their affiliates has held any position or office or had any other material relationship with us in the past three years except as described below.

The table below under the heading “Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus” sets forth the number of shares of the Common Stock owned by the Selling Stockholders as of November 9, 2018, assuming that all of the additional Common Shares to be issued after this registration statement is declared effective are issued, that the Series C Preferred Shares convert to two shares of Common Stock and that all of the Preferred Stock Warrants are issued. The table below under the heading “Beneficial Ownership After the Sale of all Shares Covered by this Prospectus” sets forth the number of shares of the Common Stock owned by the Selling Stockholders as of November 9, 2018, assuming that all of the additional Common Shares to be issued after this registration statement is declared effective are issued, that the Series C Preferred Shares convert to two shares of Common Stock, that all of the Preferred Stock Warrants are issued and after giving effect to this offering assuming all of the Shares covered hereby are sold by the Selling Stockholders.

Percentages of beneficial ownership are based on 25,587,337 shares of common stock, which includes 22,407,622 shares of common stock outstanding as of November 9, 2018 and assumes that all of the additional Common Shares to be issued after this registration statement is declared effective are issued, that the Series C Preferred Shares convert to two shares of Common Stock and that all of the Preferred Stock Warrants are issued. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the Selling Stockholders the right to acquire common stock within 60 days of November 9, 2018. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the Shares, subject to community property laws where applicable.

Selling Stockholder	Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus		Percentage of Beneficial Ownership Before the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Beneficial Ownership After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
Robert J. Mitchell	46,127	(1)	*	21,052	25,075	*
Robert Mitchell	154,944	(2)	*	21,052	133,892	*
Aveline C. Perkins	45,892	(3)	*	21,052	24,840	*
Angel V. Lebowitz	42,104	(4)	*	21,052	21,052	*
Jonathan E. Mitchell	42,875	(5)	*	21,052	21,823	*
Lita A. Mitchell	74,750	(6)	*	21,052	53,698	*
Robert Pulizzotto	81,056	(7)	*	10,528	70,528	*
Scott Robert Fisher	112,488	(8)	*	21,052	91,436	*
John P. Pinto	410,524	(9)	1.6%	105,262	305,262	1.2%
Greg and Mary Nagel	561,840	(10)	2.2%	68,420	493,420	1.9%
Joe and Sarah Dinkins	31,077	(11)	*	10,528	20,549	*
Leslie Samuel Feinberg	140,000	(12)	*	70,000	70,000	*
Thomas and Kathy Bibb	184,645	(13)	*	63,156	121,489	*
Thomas D. Mulkey	21,052	(14)	*	10,526	10,526	*
Matthew Joyce	40,000	(15)	*	20,000	20,000	*
Andrew and Katie Nagel	29,389	(16)	*	10,528	18,861	*
Warberg WFVI L.P.	50,000	(17)	*	25,000	25,000	*
Antonio A. Huerta	210,524	(18)	*	105,262	105,262	*
JSJ Investments	6,300	(19)	*	3,150	3,150	*
Virginia and Robert Maynard	42,104	(20)	*	21,052	21,052	*
Hema and Vimal Shah	12,000	(21)	*	6,000	6,000	*
Lorraine Catalano	73,858	(22)	*	21,054	52,804	*
Devin, Diane & Theodore A Vlahakos	63,156	(23)	*	31,578	31,578	*
Intracoastal Capital, LLC.	126,316	(24)	*	63,158	63,158	*
Verition Multi-Strategy Master Fund Ltd.	526,316	(25)	2.1%	263,158	263,158	1.0%
Robert M. Nieder	12,000	(26)	*	6,000	6,000	*
Tom and Sandra Harvey	84,212	(27)	*	42,106	42,106	*
Michael Schashter	42,944	(28)	*	21,472	21,472	*
Frank E. Griffith Jr.	44,000	(29)	*	22,000	22,000	*
Anjan and Mona Shah	12,000	(30)	*	6,000	6,000	*
Reno and Jeanne Buttigieg	32,470	(31)	*	10,600	21,870	*
Raymond and Dianne Bennett	381,316	(32)	1.5%	63,158	318,158	1.2%
Michael Petrucelli	30,000	(33)	*	15,000	15,000	*
Michael and Stacey Byrnes	21,052	(34)	*	10,526	10,526	*
Todd and Sharon Sabo	22,200	(35)	*	10,600	11,600	*
Charles Palombini	84,000	(36)	*	32,000	52,000	*
Daniel J. Mangless	126,000	(37)	*	63,000	63,000	-
The Carter Family Irrevocable Trust	21,052	(38)	*	10,526	10,526	-
Wendy Marie Kinney	30,976	(39)	*	15,488	15,488	-
Nehale Pe Dehla LLC	21,052	(40)	*	10,526	10,526	-
Greentree Financial Group, Inc. (41)	887,281	(42)	3.5%	782,017	105,264	*
L&H, Inc. (43)	178,176	(44)	*	178,156	20	*
Ke Li	247,543	(45)	*	247,543	-	-
The Thomas Group, LLC. (46)	233,942	(47)	*	232,542	1,400	*
Robert Chris Cottone	131,771	(48)	*	123,771	8,000	*
MGA Holdings LLC. (49)	204,999	(50)	*	154,999	50,000	*
Bay West Properties, LLC. (51)	27,531	(52)	*	27,197	334	*
Robert Sternfeld	17,316	(53)	*	16,316	1,000	*
Slavoljub Babic	16,416	(54)	*	16,316	100	*

__________________
*less than 1%

(1)
Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 4,023 shares of Common Stock held by Robert J. Mitchell.

(2)
Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 112,840 shares of Common Stock held by Robert Mitchell.

(3)
Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 3,788 shares of Common Stock held by Aveline C. Perkins.

(4)	Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(5)
Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 771 shares of Common Stock held by Jonathan E. Mitchell.

(6)
Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 2,646 shares of Common Stock held by Lita A. Mitchell.

(7)
Includes (i) 10,528 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 10,528 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 60,000 shares of Common Stock held by Robert Pulizzotto.

(8)
Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 70,384 shares of Common Stock held by Scott Robert Fisher.

(9)
Includes (i) 105,262 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 105,262 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 200,000 shares of Common Stock held by John P. Pinto.

(10)
Includes (i) 68,420 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 68,420 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 425,000 shares of Common Stock held by Greg and Mary Nagel.

(11)
Includes (i) 10,528 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 10,528 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 10,021 shares of Common Stock held by Joe and Sarah Dinkins.

(12)	Includes (i) 70,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 70,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(13)
Includes (i) 63,156 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 63,156 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 58,333 shares of Common Stock held by Thomas Bibb.

(14)	Includes (i) 10,526 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 10,526 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(15)	Includes (i) 20,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 20,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(16)
Includes (i) 10,528 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 10,528 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 8,333 shares of Common Stock held by Greg Nagel.

(17)	Includes (i) 25,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 25,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.

(18)	Includes (i) 105,262 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 105,262 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(19)	Includes (i) 3,150 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 3,150 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(20)	Includes (i) 21,052 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 21,052 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(21)	Includes (i) 6,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 6,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(22)
Includes (i) 21,054 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 21,054 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 31,750 shares of Common Stock held by Lorraine Catalano.

(23)	Includes (i) 31,578 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 31,578 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(24)
Includes (i) 63,158 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 63,158 shares of Common Stock issuable upon exercise a Series C Preferred Warrant. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(25)	Includes (i) 263,158 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 263,158 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(26)	Includes (i) 6,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 6,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(27)	Includes (i) 42,106 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 42,106 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(28)	Includes (i) 21,472 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 21,472 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(29)	Includes (i) 22,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 22,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(30)	Includes (i) 6,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 6,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(31)
Includes (i) 10,600 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 10,600 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 11,270 shares of Common Stock held by Reno and Jeanne Buttigieg.

(32)
Includes (i) 63,158 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 63,158 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and (iii) 255,000 shares of Common Stock held by Raymond and Dianne Bennett.

(33)	Includes (i) 15,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 15,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(34)	Includes (i) 10,526 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 10,526 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(35)
Includes (i) 10,600 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 10,600 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and 1,000 shares of Common Stock held by Todd and Sharon Sabo.

(36)
Includes (i) 32,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; (ii) 32,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant; and 20,000 shares of Common Stock held by Charles Palombini.

(37)	Includes (i) 63,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 63,000 shares of Common Stock issuable upon exercise a Series C Preferred Warrant
(38)	Includes (i) 10,526 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 10,526 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(39)	Includes (i) 15,488 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 15,488 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(40)	Includes (i) 10,526 shares of Common Stock issuable upon conversion of the Series C Preferred Stock; and (ii) 10,526 shares of Common Stock issuable upon exercise a Series C Preferred Warrant.
(41)	Robert Chris Cottone is the Vice President of Greentree Financial Group, Inc. and as such has authority to enter into the Securities Purchase Agreement on behalf of Greentree Financial Group, Inc.
(42)
Includes (i) 136,842 shares of Common Stock issued with the Purchase Agreement; (ii) 136,842 shares of Common Stock to be issued with the Purchase Agreement; (iii) 37,500 shares of Common Stock issued in accordance with Purchase Agreement for Advisory Shares; (iv) 37,500 shares of Common Stock issued in accordance with Purchase Agreement for Advisory Shares; (v) 273,684 shares of Common Stock issuable upon exercise of a Purchase Transaction Warrant; (vi) 159,649 shares of Common Stock related to the true-up shares; and (vii) 105,264 shares of Common Stock held by Greentree Financial Group, Inc.

(43)	Linwen Huang is the President of L&H, Inc. and as such has authority to enter into the Securities Purchase Agreement on behalf of L&H, Inc.
(44)
Includes (i) 31,579 shares of Common Stock issued with the Purchase Agreement; (ii) 31,578 shares of Common Stock to be issued with the Purchase Agreement; (iii) 7,500 shares of Common Stock issued in accordance with Purchase Agreement for Advisory Shares; (iv) 7,500 shares of Common Stock to be issued in accordance with Purchase Agreement for Advisory Shares; (v) 63,157 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; (vi) 36,842 shares of Common Stock related to the true-up shares; and (vii) 20 shares of Common Stock held by L&H Inc.

(45)
Includes (i) 42,105 shares of Common Stock issued with the Purchase Agreement; (ii) 42,105 shares of Common Stock to be issued with the Purchase Agreement; (iii) 15,000 shares of Common Stock issued in accordance with Purchase Agreement for Advisory Shares; (iv) 15,000 shares of Common Stock to be issued in accordance with Purchase Agreement for Advisory Shares; (v) 84,210 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; and (vi) 49,123 shares of Common Stock related to the true-up shares held by Ke Li.

(46)	Alan Thomas is the President of The Thomas Group, LLC., and as such has authority to enter into the Securities Purchase Agreement on behalf of The Thomas Group, LLC.
(47)
Includes (i) 42,105 shares of Common Stock issued with the Purchase Agreement; (ii) 42,105 shares of Common Stock to be issued with the Purchase Agreement; (iii) 7,500 shares of Common Stock issued in accordance with Purchase Agreement for Advisory Shares; (iv) 7,500 shares of Common Stock to be issued in accordance with Purchase Agreement for Advisory Shares; (v) 84,210 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; (vi) 49,122 shares of Common Stock related to the true-up shares; and (vii) 1,400 shares of Common Stock held by The Thomas Group, LLC.

(48)
Includes (i) 21,053 shares of Common Stock issued with the Purchase Agreement; (ii) 21,052 shares of Common Stock to be issued with the Purchase Agreement; (iii) 7,500 shares of Common Stock issued in accordance with Purchase Agreement for Advisory Shares; (iv) 7,500 shares of Common Stock to be issued in accordance with Purchase Agreement for Advisory Shares; (v) 42,105 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; and (vi) 24,561 shares of Common Stock related to the true-up shares; and (vii) 8,000 shares of Common Stock held by Robert Chris Cottone.

(49)	William Gerhauser is the President of MGA Holdings, LLC. and as such has authority to enter into the Securities Purchase Agreement on behalf of MGA Holdings, LLC.
(50)
Includes (i) 30,000 shares of Common Stock issued with the Purchase Agreement; (ii) 30,000 shares of Common Stock to be issued with the Purchase Agreement; (iii) 60,000 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; (iv) 34,999 shares of Common Stock related to the true-up shares; and (v) 50,000 shares of Common Stock held by MGA Holdings, LLC.

(51)	Tony Nasrallah is the Managing Member of Bay West Properties, LLC. and as such has authority to enter into the Securities Purchase Agreement on behalf of Bay West Properties, LLC.
(52)
Includes (i) 5,264 shares of Common Stock issued with the Purchase Agreement; (ii) 5,264 shares of Common Stock to be issued with the Purchase Agreement; (iii) 10,528 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; (iv) 6,141 shares of Common Stock related to the true-up shares; and (v) 334 shares of Common Stock held by Bay West Properties, LLC.

(53)
Includes (i) 3,158 shares of Common Stock issued with the Purchase Agreement; (ii) 3,158 shares of Common Stock to be issued with the Purchase Agreement; (iii) 6,316 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; (iv) 3,684 shares of Common Stock related to the true-up shares; and (v) 1,000 shares of Common Stock held by Robert Sternfeld.

(54)
Includes (i) 3,158 shares of Common Stock issued with the Purchase Agreement; (ii) 3,158 shares of Common Stock to be issued with the Purchase Agreement; (iii) 6,316 shares of Common Stock issuable upon exercise a Purchase Transaction Warrant; (iv) 3,684 shares of Common Stock related to the true-up shares; and (v) 100 shares of Common Stock held by Slavoljub Babic.

PLAN OF DISTRIBUTION

We are registering the Shares previously issued to the Selling Stockholders and that may in the future be issued to the Selling Stockholders under the terms of the Purchase Agreements and Series C Preferred Stock Purchase Agreements to permit the resale of these Shares by the Selling Stockholders from time to time after the date of this prospectus. The Selling Stockholders may be deemed to be “underwriters,” within the meaning of the Securities Act.

The Selling Stockholders, or their pledges, donees, transferees, or any of its successors in interest selling shares received from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be affected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	through the distribution of the Common Stock by any Selling Stockholders to their partners, members or stockholders;
●	through one or more underwritten offerings on a firm commitment or best efforts basis;
●	sales pursuant to Rule 144;
●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the Shares by gift. The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell the Shares acting as agent for the Selling Stockholders, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

If the Selling Stockholders effects such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Shares  owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares  from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, the Selling Stockholders may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

The Selling Stockholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares estimated to be $61,711 in total, including, without limitation, SEC filing fees. The estimated offering expenses consist of: an SEC registration fee of $6,711, transfer agent and registrar fees of $5,000, accounting fees of $10,000, legal fees of $35,000 and miscellaneous expenses of $5,000.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

Our authorized capital consists of 50 million shares of Common Stock, par value $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share. As of November 9, 2018, 22,407,627 shares of Common Stock were issued and outstanding and 1,174,465 shares of preferred stock were issued and outstanding, of which 161,135 are shares of Series A Convertible Preferred Stock (“Series A Preferred”), 315,967 are shares of Series B Convertible Preferred Stock (“Series B Preferred”) and 697,363 are shares of Series C Convertible Preferred Stock (“Series C Preferred”).

Common Stock

We may issue shares of our Common Stock from time to time. Holders of shares of Common Stock have the right to cast one vote for each share of Common Stock in their name on our books, whether represented in person or by proxy, on all matters submitted to a vote of holders of Common Stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our certificate of incorporation, or by our bylaws, the presence, in person or by proxy duly authorized, of the one or more holders of a majority of the outstanding shares of our Common Stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our certificate of incorporation. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends on our Common Stock, and we do not plan to declare any dividends on our Common Stock in the foreseeable future.

Holders of shares of our Common Stock are not entitled to preemptive or subscription or conversion rights, and no redemption or sinking fund provisions are applicable to our Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock sold in the offering when issued will be fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 5 million shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our Common Stock. Of the 5 million shares of preferred stock, 161,135 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred”), 1,052,631 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”) and 700,000 shares have been designated as Series C Convertible Preferred Stock (“Series C Preferred”). It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our Common Stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

●	restricting dividends on our Common Stock;
●	diluting the voting power of our Common Stock;
●	impairing liquidation rights of our Common Stock; or
●	delaying or preventing a change in control of us without further action by our stockholders.

The Board of Directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

As of November 9, 2018, we have 161,135 shares of Series A Preferred issued and outstanding. The holders of the Series A Preferred Stock are entitled to receive a cumulative dividend at a rate of 8.0% per year, payable annually either in cash or shares of our Common Stock at our election.  Each share of Series A Preferred is initially convertible into one-tenth of a share of Common Stock, subject to adjustment. The holders of Series A Preferred are entitled to receive payments upon our liquidation, dissolution or winding up before any amount is paid to the holders of Common Stock. The holders of Series A Preferred have no voting rights, except as required by law.

Series B Preferred Stock

As of November 9, 2018, we had 315,967 shares of Series B Preferred issued and outstanding. The holders of the Series B Preferred are entitled to receive a cumulative dividend at a rate of 5% per annum payable in cash quarterly in arrears on or about the last day of March, June, September and December of each year beginning June 30, 2018. Each share of Series B Preferred is initially convertible, at the option of the holders, at an initial conversion price of $4.75 per share, into two shares of our Common Stock and automatically converts into two shares of our Common Stock on its two-year anniversary of issuance. The holders of Series B Preferred are entitled to receive dividends and payments upon liquidation, dissolution or winding up before any amount is paid to holders of the Series A Preferred and of our Common Stock. The holders of Series B Preferred have no voting rights, except as required by law.

Series C Preferred Stock

As of November 9, 2018, we had 697,363 shares of Series C Preferred issued and outstanding. The holders of the Series C Preferred are entitled to receive a cumulative dividend at a rate of 6% per annum payable in cash quarterly in arrears on or about the last day of March, June, September and December of each year beginning September 30, 2018. Each share of Series C Preferred is initially convertible, at the option of the holders, at an initial conversion price of $4.75 per share, into two shares of our Common Stock and automatically converts into two shares of our Common Stock on its two-year anniversary of issuance. The holders of Series C Preferred are entitled to receive dividends and payments upon liquidation, dissolution or winding up before any amount is paid to holders of the Series A Preferred and of our Common Stock and pari passu with the holders of Series B Preferred. In addition, each share of Series C Preferred Stock is redeemable at a price equal to its original purchase price plus all accrued but unpaid dividends in the event the average of the daily volume weighted average price of our Common Stock for the 30 days preceding the two-year anniversary date of issuance is less than $6.00. The Series C Preferred Stock has no voting rights, except as required by law.

Outstanding Warrants

As of November 9, 2018, we had issued and outstanding warrants to purchase 3,378,709 shares of Common Stock at prices ranging from $2.00 to $10.00. All warrants are currently exercisable and expire at various dates through February 2023, with the exception of the PIPE Warrants offered by the PIPE Selling Stockholders whereby only 50% of the PIPE Warrants are exercisable immediately and the remaining warrant shares are exercisable with the second closing in accordance with the Purchase Agreement.

Included in the warrants are (i) PIPE Warrants to purchase 630,526 Warrant Shares; (ii) warrants to purchase 1,149,712 shares of our Common Stock that were issued in our 2017 Private Placement and have an exercise price of $5.56 per share of Common Stock and expire three years after issuance; (iii) warrants to purchase 247,916 shares of our Common Stock that were issued in our 2015 Private Placement and have an exercise price of $9.00 per share of Common Stock and expire five years after issuance; (iv) warrants to purchase 102,678 shares of our Common Stock that were issued in our 2015 Private Placement and have an exercise price of $7.00 per share of Common Stock and expire three years after issuance; (v) warrants to purchase 67,857 shares of our Common Stock that were issued in our 2014 Private Placement and have an exercise price of $7.00 per share of Common Stock and expire five years after issuance; (vi) warrants to purchase 1,022,279 shares of our Common Stock that were issued in our 2014 Private Placement and have an exercise price of $4.60 per share of Common Stock and expire five years after issuance; (vii) warrants to purchase 44,624 shares of our Common Stock issuable upon exercise and have an exercise price of $10.00 per share and expire in December 2018; (viii) warrants to purchase 75,000 shares of our Common Stock issuable upon exercise and have an exercise price of $2.00 per share and expire in May 2020; and (ix) warrants to purchase 38,117 shares of our Common Stock that were issued to the underwriter’s in our 2018 Series B preferred stock offering and have an exercise price of $5.70 per share and expire in February 2023.

The Warrants contain cashless exercise provisions in the event a registration statement registering the Common Stock underlying the Warrants is not effective at the time of exercise and customary anti-dilution protection and registration rights.

As part of the proposed Debt Exchange described below under the Section “Convertible Notes” subject to stockholder approval, we also agreed to issue to a holder of one of our notes a four-year warrant (the “Exchange Warrant”) to purchase 631,579 shares of Common Stock (the “Exchange Warrant Shares”) at an exercise price of $4.75 per share. Upon a closing of the Debt Exchange, we have agreed to issue to, a FINRA broker dealer that acted as our advisor in connection with the Debt Exchange. 30,000 shares of Common Stock (the “Advisor Shares”), a four-year warrant to purchase 80,000 shares of Common Stock at an exercise price of $5.35 per share (the “$5.35 Warrants”) and a four-year warrant to purchase 70,000 shares of Common Stock at an exercise price of $4.75 per share.

Outstanding Options

As of November 9, 2018, we had issued and outstanding options to purchase 2,408,953 shares of Common Stock with a weighted average exercise price of $4.45. As of November 9, 2018,there are 1,011,774 options available for exercise at various dates through 2028.

Restricted Stock Units

As of November 9, 2018, we had issued and outstanding restricted stock units of 487,500 shares of Common Stock that are issuable upon being vested which were issued under our 2012 Equity Incentive Plan.

Convertible Notes

In August 2014, we completed the 2014 Private Placement and issued notes (the “2014 Notes”) in the aggregate principal amount of $4,750,000 together with warrants to purchase 929,346 shares of Common Stock at an exercise price of $4.60 per share. The 2014 Notes are currently convertible into 678,568 shares of our Common Stock at a conversion price of $7.00 per share. The 2014 Notes bear interest at a rate of 8% per annum. We have the right to prepay the 2014 Notes at any time after the one-year anniversary date of the issuance of the 2014 Notes at a rate equal to 110% of the then outstanding principal balance and accrued interest. The 2014 Notes rank senior to all of our debt other than certain senior debt. CLR, our wholly-owned subsidiary, has provided collateral to secure the repayment of the Notes and has pledged its assets (which lien is junior to CLR’s equipment leases but senior to all of its other obligations), all subject to the terms and conditions of a security agreement among us, CLR and the investors. Stephan Wallach, our Chief Executive Officer, has also personally guaranteed the repayment of the 2014 Notes, subject to the terms of a Guaranty executed by him with the investors. In addition, Mr. Wallach has agreed not to sell, transfer or pledge 1.5 million shares of the Common Stock that he owns so long as his personal guaranty is in effect. As of the date hereof, notes in the principal amount of $750,000 remain outstanding.

Subject to stockholder approval, we have entered into an agreement (the “Exchange Agreement”) with one holder of the 2014 Notes in the principal amount of $4,000,000, to exchange his 2014 Note (the “Debt Exchange”), which was issued by us on July 31, 2014 and was originally convertible into 571,428 shares of Common Stock at a conversion price of $7.00 per share and matures on July 30, 2019, into 747,664 shares of Common Stock, at a conversion price of $5.35 per share. As part of the proposed Debt Exchange subject to stockholder approval, we also agreed to issue to such holder the Exchange Warrant to purchase 631,579 Exchange Warrant Shares. Upon a closing of the Debt Exchange, we have agreed to issue to, a FINRA broker dealer that acted as our advisor in connection with the Debt Exchange the Advisor Shares, the $5.35 Warrants and the $4.75 Warrants.

Registration Rights

In connection with our 2017 Private Placement, we also entered into the “Registration Rights Agreement” with the investors in the 2017 Private Placement. The Registration Rights Agreement requires that we file a registration statement (the “Initial Registration Statement”) with the SEC within 90 days of the final closing date of the 2017 Private Placement for the resale by the investors of all of the shares Common Stock underlying the senior convertible notes and warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto (the “Registrable Securities”) and that the Initial Registration Statement be declared effective by the SEC within 180 days of the final closing date of the 2017 Private Placement or if the registration statement is reviewed by the SEC 210 days after the final closing date or the 2017 Private Placement. Upon the occurrence of certain events (each an “Event”), we will be required to pay to the investors liquidated damages of 1.0% of their respective aggregate purchase price upon the date of the Event and then monthly thereafter until the Event is cured. In no event may the aggregate amount of liquidated damages payable to each of the investors exceed in the aggregate 10% of the aggregate purchase price paid by such investor for the Registrable Securities. The registration statement was declared effective by the SEC on September 27, 2017.

In connection with the Preferred Stock Transaction, we also entered into the “Registration Rights Agreement” with the investors in the Preferred Stock Transaction. The Registration Rights Agreement requires that we file a registration statement (the “Registration Statement”) with the SEC within 120 days of the closing date of the Preferred Stock Transaction for the resale by the investors of all of the Shares underlying the Series C Preferred Stock and any potential Preferred Stock Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto (“Registrable Securities”); provided, however, in the event the SEC informs us that all of the Registrable Securities cannot, as a result of the application of Rule 415 or otherwise, be registered for resale as a secondary offering on a single registration statement, we agreed to promptly (i) inform each of the holders thereof and use our commercially reasonable efforts to file amendments to the initial Registration Statement as required by the SEC and/or (ii) withdraw the initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities our counsel deems to be permitted to be registered by the SEC. Based upon comments that we received from the SEC we determined not to register in this Registration Statement the shares of Common Stock underlying the Preferred Stock Warrants.

In connection with the Purchase Transaction, we also entered into the “Registration Rights Agreement” with the investors in the Purchase Transaction. The Registration Rights Agreement requires that we file a registration statement (the “ PIPE Registration Statement”) with the SEC within 45-days of the closing of the Purchase Transaction for the resale by the investors of all of the Shares held by them or to be held by them as well as any potential True-up Shares and any potential Preferred Stock Warrants and all shares of Common Stock issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect thereto and that the PIPE Registration Statement be declared effective by the SEC within 75-days of the closing of the Purchase Agreement. Upon the occurrence of certain events (each an “Event”), we will be required to pay to the investors liquidated damages of 1% of their aggregate purchase price of their Shares increasing to 5% if the Shares are not registered within 150 days of the closing date.

Potential Anti-Takeover Effects

Certain provisions set forth in our Certificate of Incorporation, as amended, in our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation contains a provision that permits us to issue, without any further vote or action by the stockholders, up to five million shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

In particular our bylaws and Delaware General Corporate Law, as applicable, among other things:

●	Provide the board of directors with the ability to alter the bylaws without stockholder approval; and

●	Provide that vacancies on the board of directors may be filled by a majority of directors in the office, although less than a quorum.

While the foregoing provision of our certificate of incorporation, and provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of ten percent or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing of Common Stock

Our Common Stock is currently listed on the NASDAQ Capital Market under the trading symbol “YGYI.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Youngevity International, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Mayer Hoffman McCann P.C., an independent registered accounting firm, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of Amendment No. 1 to the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offerings of the shares of our Common Stock included in this prospectus:

●	Our annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 30, 2017 (File No. 001-38116);

●
Our quarterly report on Form 10-Q for the three months ended March 31, 2018 filed with the SEC on May 14, 2018 (File No. 001-38116) and our quarterly report on Form 10-Q for the three months ended June 30, 2018 filed with the SEC on August 14, 2018 (File No. 001-38116);

●
Our current reports on Form 8-K filed with the SEC on January 23, 2018, February 14, 2018, March 8, 2018, March 16, 2018, April 2, 2018, July 25, 2018, August 21, 2018, September 7, 2018, September 13, 2018, September 21, 2018, October 4, 2018, October 5, 2018, October 29, 2018 and October 31, 2018 (File No. 001-38116);

●	Our definitive proxy statement on Schedule 14A filed with the SEC on June 8, 2018 (File No. 001-38116);

●	Our preliminary information statement on Schedule 14C filed with the SEC on October 31, 2018 (File No. 001-38116);

●	The description of our Common Stock set forth in our registration statement on Form 8-A12B, filed with the SEC on June 15, 2017 (File No. 001-38116); and

●	The description of our preferred stock set forth in our registration statement on Form 8-A12G, filed with the SEC on February 12, 2018 (File No. 000-54900).

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number: Youngevity International, Inc., 2400 Boswell Road, Chula Vista, California 91914, (619) 934-3980.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law, our certificate of incorporation, as amended, and our bylaws. Section 145 of the Delaware General Corporation Law provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our certificate of incorporation provides for indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

This provision is intended to afford directors and officer’s protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$6,711
Transfer agent and registrar fees	$5,000
Accounting fees and expenses	$17,000
Legal fees and expenses	$35,000
Miscellaneous	$5,000
Total	$68,711
 ________________

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In any selling agency or similar agreement we enter into in connection with the sale of the securities being registered hereby, the selling agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

In any at the market offering sales agreement, controlled equity offering sales agreement, or similar agreement that we enter into in connection with the sale of Common Stock being registered hereby, the sales agent or sales agents will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Title of Document
3.1	Certificate of Incorporation Dated July 15, 2011 (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, filed with the Securities and Exchange Commission on February 12, 2013)
3.2	Bylaws (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, filed with the Securities and Exchange Commission on February 12, 2013)
3.3
Certificate of Amendment to the Certificate of Incorporation dated June 5, 2017 (Incorporated by reference to the Company’s Form 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on June 7, 2017)

3.4
Certificate of Designations for Series B Convertible Preferred Stock (Incorporated by reference to the Company’s Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on March 8, 2018)

3.5
Certificate of Correction to Certificate of Designation of Powers, Preferences and Rights of Series B Convertible Preferred Stock (Incorporated by reference to the Company’s Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on March 16, 2018)

3.6
Certificate of Designations of Powers, Preferences and Rights of Series C Convertible Preferred Stock (Incorporated by reference to the Company’s Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on August 21, 2018)

3.7
Certificate of Amendment to Designations of Powers, Preferences and Rights of Series C Convertible Preferred Stock (Incorporated by reference to the Company’s Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on October 4, 2018)

4.1	Specimen Common Stock certificate (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, filed with the Securities and Exchange Commission on February 12, 2013)
4.2	Warrant for Common Stock issued to David Briskie (Incorporated by reference to the Company’s Form 1012G, File No. 000-54900, filed with the Securities and Exchange Commission on February 12, 2013)
4.3	Stock Option issued to Stephan Wallach (Incorporated by reference to the Company’s Form 1012G, File No. 000-54900, Filed with the Securities and Exchange Commission on February 12, 2013)
4.4	Stock Option issued to Michelle Wallach (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, Filed with the Securities and Exchange Commission on February 12, 2013)
4.5	Stock Option issued to David Briskie (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, Filed with the Securities and Exchange Commission on February 12, 2013)
4.6	Stock Option issued to William Andreoli (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, Filed with the Securities and Exchange Commission on February 12, 2013)
4.7	Stock Option issued to Richard Renton (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, Filed with the Securities and Exchange Commission on February 12, 2013)
4.8	Stock Option issued to John Rochon (Incorporated by reference to the Company’s Form 10-12G, File No. 000-54900, Filed with the Securities and Exchange Commission on February 12, 2013)
4.9	Form of Purchase Note Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on August 5, 2014)
4.10	Form of Secured Convertible Notes (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on August 5, 2014)
4.11	Form of Series A Warrants (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on August 5, 2014)
4.12	Form of Registration Rights Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on August 5, 2014)
4.13	Form of Note Purchase Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on January 7, 2015)
4.14	Form of Secured Note (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on January 7, 2015)
4.15	Form of Purchase Note Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on October 16, 2015)
4.16	Form of Secured Note (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on October 16, 2015)
4.17	Form of Warrant (Incorporated by reference to the Company’s 8-K, File No. 000-54900, filed with the Securities and Exchange Commission on October 16, 2015)
4.18
Form of Notice of Award of Restricted Stock Units (Incorporated by reference to the Company’s Form S-8 Registration Statement, File No. 333-219027 filed with the Securities and Exchange Commission on June 29, 2017)

4.19
Form of Restricted Stock Unit Award Agreement (Incorporated by reference to the Company’s Form S-8 Registration Statement, File No. 333-219027 filed with the Securities and Exchange Commission on June 29, 2017)

4.20	Form of Note Purchase Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on August 3, 2017)
4.21	Form of Convertible Note (Incorporated by reference to the Company’s Current Report on Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on August 3, 2017)
4.22	Form of Series D Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on August 3, 2017)

4.23	Form of Selling Agent’s Warrant (Incorporated by reference to the Company’s Amendment No. 2 to Form S-1, File No. 333-221847, filed with the Securities and Exchange Commission on February 7, 2018)
4.24
Form of First Amendment to Series D Warrant Agreement (Incorporated by reference to the Company’s Current Report on Form 8-K, File No. 001-38116, filed with the Securities and Exchange Commission on January 23, 2018)

4.25	Form of Warrant (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on August 21, 2018)
4.26
Placement Agent Agreement between Corinthian Partners, LLC and Company (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on August 21, 2018)

4.27	Form Securities Purchase Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on August 21, 2018)
4.28	Form of Registration Rights Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on August 21, 2018)
4.29	Form of Warrant (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on September 7, 2018)
4.30	Form Securities Purchase Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on September 7, 2018)
4.31	Form of Registration Rights Agreement (Incorporated by reference to the Company’s 8-K, File No. 000-38116, filed with the Securities and Exchange Commission on September 7, 2018)
5.1#	Opinion of Gracin & Marlow, LLP
21.1	Subsidiaries of Youngevity International, Inc. (Incorporated by reference to the Company’s Form 10-K, File No. 000-54900, filed with the Securities and Exchange Commission on March 30, 2018)
23.1#	Consent of Independent Registered Public Accounting Firm
23.2#	Consent of Gracin & Marlow, LLP (included in Exhibit 5.1)
24.1##	Power of Attorney (Included on the signature page of the initial registration statement)
______________________
# Filed herewith
## Previously filed
* To the extent applicable, to be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

(6) If this registration statement is permitted by Rule 430A, that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chula Vista, State of California, November 9, 2018.

YOUNGEVITY INTERNATIONAL, INC.

By:	/s/ Stephan Wallach
Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ David Briskie
President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephan Wallach	Chief Executive Officer
Stephan Wallach	and Director	November 9, 2018
(Principal Executive Officer)

/s/ David Briskie	President, Chief Financial Officer and Director
David Briskie	(Principal Financial and Accounting Officer)	November 9, 2018

*	Director	November 9, 2018
Michelle Wallach

*	Director	November 9, 2018
Richard Renton

*	Director	November 9, 2018
William Thompson

*	Director	November 9, 2018
Kevin Allodi

*	Director	November 9, 2018
Paul Sallwasser

* By:	/s/ David Briskie
Name: David Briskie
Title: Attorney-in-Fact